Exhibit 10.1

Great Elm Capital Management, Inc.
800 South St., Suite 230
Waltham, MA 02453

August 30th, 2022
Nichole Milz
VIA EMAIL

Dear Nichole,
We are excited about the opportunity to have you join Great Elm Capital Management, Inc. (“Great Elm”).  As you are aware, Great Elm is committed to hiring dedicated and experienced employees, all of whom are equally committed to our goals and have the desire to contribute in a positive, challenging and rewarding environment.
Based on our recent meetings and the interest you expressed in joining our team, this letter is to confirm our offer to you of the position of Chief Operating Officer of Great Elm Group (the “Employment Letter”). The terms of your offer are as follows:
1.
Effective Date of Hire. Your start date will be September 6th, 2022 (the “Effective Date of Hire”). You are not expected and will not be permitted, to provide any services to Great Elm until your employment commences.  In addition, you are expected to uphold any continued obligations that you have to your current employer, including, but not limited to confidentiality and non-solicit agreements.  In this regard, you are expected not to bring any confidential materials or work product whether hard copy or electronic from a former employer to Great Elm.  By accepting our offer, you confirm that you are not and will not be in breach of any obligation to your former employer, partnership or any third party.

2.
Title. Your title will be Chief Operating Officer for Great Elm Group.  In this position, you will report to Jason Reese, Executive Chairman of the Board of Directors, and the Board of Directors of Great Elm Group (the “Board”), along with Peter Reed, Chief Executive Officer.

3.
Compensation. You will receive an annual salary of $275,000 (“Base Salary”). You will be paid on a monthly payroll cycle (the 15th of each respective month). Your position is considered exempt under the administrative exemption classification.

4.
Discretionary Bonus Plan. Additionally, you will be eligible to participate in Great Elm’s Discretionary Bonus Plan.  The Plan year is July 1st through June 30th and such bonuses are paid on an annual basis on or around September 15 (“Discretionary Bonus Plan”). Your targeted bonus level under the Discretionary Bonus Plan for the fiscal year 2023, ending June 30, 2023 will be a minimum of $225,000 . Payment of the bonus will be an amount to be determined in cash and equity, both subject to applicable tax withholdings.

It is understood and agreed that the Discretionary Bonus Plan and cycles discussed in this Section 4 are not a contractual entitlement or expectation that a bonus will be received. If Great Elm, in its discretion, makes a bonus payment in respect to a particular bonus year, such an award does not imply any expectation or entitlement in respect of future bonus years or any other periods. Great Elm retains the sole right to modify the payment schedule of the Discretionary Bonus Plan in its discretion and all determinations by Great Elm regarding the interpretation and application of such program shall be final and binding.

5.
Signing Compensation. Provided you begin employment on September 6th, 2022, we will recommend to the compensation committee of the Board of Directors (the “Compensation Committee”) of Great Elm Group that you be awarded 48,544 restricted shares (“Restricted Shares”) of common stock of Great Elm Group, Inc. (“GEG”).  The terms of the Restricted Shares will be set forth in a separate award agreement (the “Award Agreement”), including, but not limited to, the Restricted Shares will vest in equal one-third amounts on the first, second, and third year anniversaries of the grant date for such Restricted Shares, as long as you continue to be employed by Great Elm on those dates. If there is a conflict or ambiguity between the Award Agreement and this Agreement, the Award Agreement will control.

6.
At any time during your employment, or upon the termination of your employment with Great Elm, Great Elm may deduct from any compensation amounts due you from Great Elm any money owed by you to Great Elm or any of its affiliates. Such sums, include, without limitation, repayment of loans or advances made to you by Great Elm or any of its affiliates, overpayment of compensation or other benefits received by you from Great Elm, the cost of any damage to or loss of Great Elm’s property caused by you, and any loss suffered by Great Elm or any of its affiliates as a result of reasonable evidence of your dishonesty or fraud.

7.
“At Will” Employment.  The employment relationship between you and Great Elm is “at will.”  This means that, except as set forth in the Notice Period provision included in your Terms of Employment, either you or Great Elm can terminate the employment relationship at any time with or without notice and with or without cause.  This at will relationship between you and us cannot be changed or modified except as provided in the Terms of Employment. No representation by an employee or representative can change this policy or establish an employment contract or any term thereof.

8.
Location. This position will be based in the Palm Beach Gardens, FL office, located at 3801 PGA Blvd., Suite 603, Palm Beach Gardens, FL 33410, with opportunity to work remotely.  It is expected that in your position you will travel to company offices as needed.  Great Elm shall, pursuant to the company’s expense reimbursement policies, promptly pay or reimburse you for all reasonable, out-of-pocket expenses incurred by you in furtherance of your duties under this Employment Letter including but not limited to travel as needed to perform your job duties; provided that you submit reasonable proof of such expenses (such proof shall include reasonable documentation and substantiation, including, without limitation, the business purpose for which such expenses were incurred and all receipts related thereto), with properly completed forms as prescribed from time to time by Great Elm, no later than sixty (60) days after such expenses have been incurred (and in any event prior to reimbursement therefor).

9.
Paid Time Off. Executives with Great Elm do not accrue paid time off.  Professional time off may be taken as needed and we expect our professionals to act responsibly with regards to time off (vacation, sick, personal).

10.
Employee Health & Welfare Benefits. You will be eligible to participate in the employee health and welfare benefit programs and 401(k) plan of Great Elm as of your date of hire.  Should you choose to remain on your current personal medical plan, the Company will subsidize 100% of plan premiums, through December 31, 2022, as it would any similarly situated executive electing medical benefits.   You will be able to participate in Open Enrollment for a medical plan to begin January 1, 2023.  You recognize that Great Elm has the right, in its sole discretion, to amend, modify or terminate its benefit programs without creating any rights to you.

Milz, N. Employment Letter 08.30.2022 Page 2	Great Elm Capital Management, Inc.

11.
Compliance, Legal & Operations.  You agree to comply with the policies and procedures of the Compliance, Legal and Operations departments, as interpreted at the discretion of Compliance, Legal and/or Operations department professionals, which includes but is not limited to trading standards, trading terms and language, and accounts that Great Elm approves for opening and dealing.

12.
Your employment is contingent upon (1) your execution of the attached Terms of Employment, (2) you not being in breach of any obligations to any former employers, (3) receipt of an acceptable background screening, and (4) your eligibility to work in the United States to comply with the Immigration Reform and Control Act of 1986.

You will have new hire orientation with Human Resources during which, we will provide you with a general orientation to include employee benefits. You will be expected to present and/or provide the following during your orientation: 1) Form I-9 eligible identification and 2) recent statements of all brokerage accounts.
Time is of the essence with respect to this opportunity. In that regard, this offer expires on Tuesday August 30th, 2022 at 5:00PM ET. Please acknowledge your agreement with the above terms and conditions and return the executed copy to Great Elm via email, facsimile or mail as follows:
c/o Olivia Pine
Vice President, HR
3801 PGA Boulevard, Suite 603
Palm Beach Gardens, Florida 33410
Email: opine@greatelmcap.com Fax: 561.214.7998
We are pleased to have you join us and we are confident you will make an important contribution. Should you have any questions, please feel free to call Olivia Pine at any time 561.214.7942.
Sincerely,

Adam Kleinman	Olivia Pine
President	Vice President, Human Resources

Agreed and Accepted

Nichole Milz	Date

Milz, N. Employment Letter 08.30.2022 Page 3	Great Elm Capital Management, Inc.